SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 20, 2004

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The following press release was made today by Xerox Corporation:

XEROX EXPECTS TO RAISE $250 MILLION THROUGH ADD-ON TO AUGUST SENIOR NOTE OFFERING

STAMFORD, Conn., Sept. 20, 2004—Xerox Corporation (NYSE:XRX) intends to raise approximately $250 million by issuing additional senior unsecured notes due 2011 and bearing interest at 6.875 percent. Xerox intends to use proceeds of the offering for general corporate purposes. The notes, denominated in U.S. dollars, will be issued by Xerox and sold under Xerox’s $2.5 billion universal shelf registration statement. Xerox’s press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Xerox including senior unsecured notes. The notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers for the offering. A copy of the prospectus is available by contacting Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220. The offering is subject to market and other conditions.

Forward Looking Statements

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to Registrant, are intended to identify forward-looking statements. Such statements reflect Registrant’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Registrant does not intend to update these forward-looking statements.

Registrant is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors, including without limitation those that are included in Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Such factors could cause actual results to differ materially from those contemplated by the forward-looking statements and other public statements Registrant makes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ Leslie F. Varon
Leslie F. Varon Vice President and Secretary

Date: September 20, 2004